Exhibit 99.1

Contacts:

For Polaroid Holding Company	For Petters Group Worldwide
Skip Colcord	Mary Pernula
(781) 386-6624	(952) 974-8208
colcors@polaroid.com	mary.pernula@pettersgroup.com

PETTERS DEPOSITS $175 MILLION IN ESCROW
AS PART OF MERGER AGREEMENT WITH POLAROID

WALTHAM, Mass., and MINNEAPOLIS, Minn. – March 1, 2005, Petters Consumer Brands, LLC today deposited an additional $175 million into an escrow account in compliance with its agreement to acquire Polaroid Holding Company (OTC: POHC).  Petters has now placed a total of $416 million into two escrow accounts held by Wells Fargo Bank, N.A.  On January 7, 2005, Petters announced its intent to acquire Polaroid by merger for $12.08 per share in a deal valued at approximately $426 million.  The transaction is expected to close in the second quarter.

About Petters Group Worldwide

Petters Group Worldwide is a recognized leader in creating, developing and investing in companies that manufacture, procure and market merchandising solutions for key growth markets. Petters’ core portfolio includes a growing list of retail and wholesale companies which include direct marketing companies uBid.com and Fingerhut Direct Marketing. Petters’ entities represent operations in the United States, Europe, Latin America, China, Japan and Mexico. For additional information visit www.pettersgroup.com.

Petters Consumer Brands, a wholly owned independent operating company of Petters Group Worldwide, creates partnerships with global manufacturers to develop products and brand extensions for distribution through retail, Internet, catalog, and specialty channels. Petters Consumer Brands produces quality merchandise of exceptional value featuring the latest trends and technology.

About Polaroid

Polaroid designs, develops, manufactures and markets instant and digital imaging products and related products. Polaroid’s principal products are instant cameras and instant film, which are marketed worldwide. In addition to its principal products, Polaroid designs, develops, manufactures and/or markets photographic hardware accessories for the instant photography market. Polaroid’s other products and services consist of eyewear, principally sunglasses, and secure identification systems for commercial applications. Polaroid also performs contract manufacturing for and licenses its brand and technology to third parties. For more information on Polaroid products and how to purchase them, visit the Polaroid Web site at www.polaroid.com.

NOTICE TO INVESTORS

The merger described in this announcement has not been consummated. Polaroid Holding Company has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) and will distribute the proxy statement to its security holders when approved by the SEC. The proxy statement will contain important information that should be read carefully before any decision is made with respect to the merger. Those materials will be made available to Polaroid Holding Company’s security holders at no expense to them prior to a shareholders meeting that will be called to vote on the merger. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (www.sec.gov) and on Polaroid’s web site (www.polaroid.com).

PARTICIPANTS IN THE SOLICITATION

Polaroid, Petters, One Equity Partners LLC, the owner of approximately 53% of Polaroid Holding Company’s common stock,  and certain of its affiliates, and Polaroid’s directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Polaroid stockholders in favor of the transaction.  Information concerning persons who may be deemed participants in the solicitation of Polaroid stockholders under the rules of the SEC is set forth in public filings filed by Polaroid with the SEC and will be set forth in the proxy statement when it is filed with the SEC.

FORWARD-LOOKING STATEMENTS

Some statements in this announcement may be forward looking in nature, or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “should”, “plan”, “seek”, “goal”, “outlook”, “target”, “intend”, “will”, “estimate” and “potential” among others. Actual results may differ materially from those projected in or implied by any forward-looking statement as a result of a wide variety of factors, which include, but are not limited to those set forth in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Polaroid’s Annual Report for the fiscal year ended December 31, 2003 filed with the SEC on Form 10-K on April 14, 2004. Polaroid assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

“Polaroid” is a registered trademark of Polaroid Corporation, Waltham, MA 02451.